Exhibit 10.1

Execution Version

NOTE PURCHASE AGREEMENT

by and between

MOTORCAR PARTS OF AMERICA, INC.,

on the one hand,

and

BISON CAPITAL PARTNERS VI, L.P.,

BISON CAPITAL PARTNERS VI-A, L.P.,

and

BISON CAPITAL PARTNERS VI, L.P.,

as the Purchaser Representative,

on the other hand

Convertible Promissory Notes Due March 30, 2029

Dated as of March 31, 2023

i

4.6	Purchase for Own Account	13
4.7	No Directed Selling Efforts or General Solicitation	13
4.8	Restricted Securities	13
4.9	Resale Restrictions; Legends	14
4.10	Acknowledgement of Risks; Investment Sophistication	15
4.11	Information; Non-Reliance	15
4.12	Anti-Terrorism Laws	15
4.13	Brokerage Fees	16

ARTICLE 5 AFFIRMATIVE COVENANTS		16
5.1	Accounting System; Books and Records	16
5.2	Financial Statements, Reports and Certificates	16
5.3	Documentation for Senior Lender	18
5.4	Taxes	18
5.5	Compliance with Laws	18
5.6	Expenses	18
5.7	Company Board of Directors	18
5.8	D&O Insurance	18
5.9	Maintenance of Existence	18
5.10	Disclosure Updates	19
5.11	Governing Documents	19
5.12	Reservation of Capital Stock	19
5.13	Insurance	19
5.14	SEC Filings	19

ARTICLE 6 NEGATIVE COVENANTS		19
6.1	Merger, Consolidation or Sale of Assets	20
6.2	Investments; Acquisitions; Dispositions	20
6.3	Creation of Liens	20
6.4	Capital Expenditures	20
6.5	Restricted Payments	21
6.6	Indebtedness	21
6.7	Nature of Business	21
6.8	Transactions with Affiliates	21
6.9	Fiscal Year and Accounting Changes	22
6.10	Investment Company	22

ARTICLE 7 BOARD APPOINTMENT		22
7.1	Right to Designate Investor Director; Observation Right	22

ARTICLE 8 INDEMNIFICATION		23
8.1	Indemnification	23
8.2	Effect of Investigation	24
8.3	Nonexclusivity of Rights	24
8.4	Third Party Beneficiaries	25
8.5	Separate Bases for Claim	25

ii

ARTICLE 9 EVENTS OF DEFAULT		25
9.1	Events of Default	25
9.2	Notice and Opportunity to Cure	26
9.3	Rights and Remedies Event of Default	26
9.4	No Waiver; Cumulative Remedies	27

ARTICLE 10 MISCELLANEOUS		27
10.1	Survival of Representations and Warranties	27
10.2	Notices	27
10.3	Successors and Assigns	28
10.4	Amendment and Waiver	28
10.5	Counterparts	28
10.6	Governing Law	29
10.7	Arbitration	29
10.8	Severability	31
10.9	Entire Agreement	31
10.10	Time of Essence	31
10.11	Federal Anti-Money Laundering Law	31
10.12	Further Assurances	32
10.13	Expenses	32
10.14	Purchasers’ Obligations	32
10.15	Interpretation	32

iii

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 31, 2023, is made by and between Motorcar Parts of America, Inc., a New York corporation (the “Company”), on the one hand, and, severally and not jointly, Bison Capital Partners VI, L.P., a Delaware limited partnership (“Purchaser One”), Bison Capital Partners VI-A, L.P., a Delaware limited partnership (“Purchaser Two”; each of Purchaser One and Purchaser Two is sometimes referred to individually as a “Purchaser” and together as the “Purchasers”), and Bison Capital Partners VI, L.P., a Delaware limited partnership, as the representative of the Purchasers (the “Purchaser Representative”), on the other hand.  Annex A hereto contains definitions of initially capitalized terms used in this Agreement.

RECITALS

WHEREAS, the Company desires to issue and sell to the Purchasers and the Purchasers, severally and not jointly, desire to purchase from the Company Convertible Promissory Notes Due March 30, 2029, in the aggregate original principal amount of Thirty-Two Million Dollars ($32,000,000) (the “aggregate original amount” and when split into each Purchaser’s Pro Rata Percentage, each an “original principal amount”) in the form of Exhibit A (collectively, the “Notes” and, when split into each Purchaser’s Pro Rata Percentage, each a “Note”), upon the terms hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises, recitals, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned parties agree as follows:

ARTICLE 1
PURCHASE AND SALE; USE OF PROCEEDS

1.1        Purchase and Sale of Notes.  Subject to the other terms of this Agreement including the satisfaction of any applicable conditions precedent, at the Closing, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, a Note in the original principal amount equal to the product of the Purchase Price times such Purchaser’s Pro Rata Percentage, free and clear of all Liens other than restrictions on transfer imposed by applicable securities Laws, in consideration for the payment by such Purchaser to the Company of such Purchaser’s Pro Rata Percentage of the Purchase Price.

1.2          Closing Fee; Purchaser Expenses.

(a)        Subject to the other terms of this Agreement including the satisfaction of any applicable conditions precedent, at the Closing, the Company shall pay the Purchasers (in accordance with their respective Pro Rata Percentages) the Closing Fee, which payments shall be made by wire transfer of immediately available funds to the accounts designated by the Purchaser Representative for such purpose or, at the option of the Purchaser Representative, through an offset (on a dollar-for-dollar basis) to the Purchase Price.

(b)          Subject to satisfaction of any applicable conditions precedent specified in this Agreement, at the Closing, the Company shall reimburse the Purchasers and the Purchaser Representative all Purchaser Expenses incurred by them through the Closing (but not in excess of Four Hundred Thousand Dollars ($400,000)), by wire transfer of immediately available funds to the accounts designated by the Purchaser Representative for such purpose or, at the option of the Purchaser Representative, through an offset (on a dollar-for-dollar basis) to the Purchase Price.

1.3          Use of Proceeds.  The Company shall use the proceeds of the Purchase Price for the following purposes:

(a)          for general corporate purposes, including acquisitions, working capital, paying down debt and/or other growth initiatives and

(b)          to pay the Purchaser Expenses (but not in excess of Four Hundred Thousand Dollars ($400,000)) and the Closing Fee.

1.4          Tax Matters.

(a)        The parties acknowledge and agree, for purposes of Treasury Regulation Section 1.1273-2(h), that the Notes issued pursuant to this Agreement are being issued and purchased as part of an “investment unit” that includes the Warrants.  Within 75 days of the Closing Date, the Company shall provide the Purchasers its calculation of (i) the aggregate issue price of the investment unit, (ii) the fair market value of the Warrants as of the Closing Date and (iii) the issue price of the Notes for U.S. federal and applicable state and local income tax purposes (the “Allocation”).

(b)         The parties agree to report on their tax returns in a manner consistent with this Section 1.4 and the Allocation, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

ARTICLE 2
CLOSING

2.1          Closing.  Subject to satisfaction of any applicable conditions precedent specified in this Agreement, the Closing shall occur virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery concurrently with the execution and delivery of this Agreement by the parties.  The Closing shall be effective for tax, accounting, corporate, legal, equitable and all other purposes as of 12:01 A.M. EST on the Closing Date. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced.

2.2          Company Deliverables at Closing.  At the Closing, the Company shall deliver the following to the Purchaser Representative:

(a)          each Note in the applicable original principal amount, registered in the name of the applicable Purchaser and duly executed by the Company;

(b)          (i) a certificate, dated within five (5) days of the Closing Date, by the Secretary of State of the jurisdiction of organization of the Company, that the Company is in good standing under the laws of the applicable jurisdiction and (ii) a copy of a certificate of the Secretary of State in which the Company is required to be qualified as a foreign corporation or entity, dated within five (5) days of the Closing Date, stating that the Company is in good standing as a foreign corporation;

(c)          an opinion of outside counsel to the Company in the form reasonably satisfactory to the Purchaser Representative, dated as of the Closing Date;

(d)        a certificate in the form of Exhibit B, dated the Closing Date and signed by the Secretary of the Company, certifying (i) that the copies of the Governing Documents of the Company attached to such certificate, and the resolutions of the Board approving the Transaction Documents to which it is a party and the transactions contemplated hereby, are all true, complete and correct and remain unamended and in full force and effect, and (ii) the incumbency and specimen signature of each officer of the Company and each Guarantor executing any Transaction Document on behalf of the Company or such Guarantor;

(e)        a certificate in the form of Exhibit C dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying in such capacity and not in any individual capacity the following (and attaching the applicable documentation referenced below):

(i)          at the time of Closing, the Company (A) will be Solvent and (B) will have adequate working capital to operate its business in the Ordinary Course; and

(ii)          all deliverables required by this Section 2.2 have been delivered.

(f)          a certificate in the form of Exhibit D dated the Closing Date and signed by the Chief Financial Officer of the Company confirming that (i) the projections attached as Exhibit A thereto, which shall have been previously delivered by the Company to the Purchasers, were prepared in good faith and based upon the then-current facts available to the Company and assumptions believed by the Company to be reasonable at the time made and (ii) to the Knowledge of the Company, no event, development or circumstance has occurred that has caused or could reasonably be expected to cause a material adverse change in the ability of the Company to meet such projections or which would result in a material modification or restatement to any of such projections; provided, that the Company makes no representation or warranty, in any Transaction Document or otherwise, that the Company will, or will be able to, achieve any or all of the financial results set forth in such projections; provided, further, that the Purchasers acknowledge and agree that such projections are based upon assumptions as to future events or the future financial performance of the Company that may not prove to be accurate and that future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying such projections;

(g)          each other Transaction Document, duly executed and delivered by all parties thereto (other than the Purchasers);

(h)        evidence reasonably satisfactory to the Purchasers that the Board has renewed the employment agreement of Selwyn Joffe, in the form provided to the Purchasers;

(i)          evidence reasonably satisfactory to the Purchasers that the Board has duly appointed Douglas Trussler to fill a vacancy to the Board; and

(j)          such other documents that are required to be delivered to the Purchaser Representative pursuant to this Agreement.

2.3          Purchaser Deliverables at Closing.  At the Closing, each Purchaser shall deliver:

(a)          to the Company, such Purchaser’s Pro Rata Percentage of the Purchase Price, less any offset pursuant to Section 1.2, by wire transfer of immediately available funds to an account designated by the Company; and

(b)          to the Company, executed counterparts of each Transaction Document to which such Purchaser is a party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company makes the following representations and warranties to the Purchasers as of the date hereof.

3.1       Due Organization and Qualification.  Each Group Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) qualified to do business and is in good standing (if applicable) in the jurisdictions in which qualification and good standing (if applicable) are necessary for such Group Company to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

3.2        Authority.  Each Group Company has full corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.  The execution, delivery and performance by each Group Company of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of such Group Company.  The Transaction Documents to which each Group Company is a party have been duly executed and delivered by such Group Company and constitute legal, valid and binding obligations of such Group Company enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3         No Conflicts; Consents.  The execution and delivery by each Group Company of the Transaction Documents to which it is a party, and the performance by it of any actions contemplated thereunder, do not and will not, directly or indirectly (with or without notice or lapse of time), except as set forth in Section 3.3 of the Disclosure Schedule:

(a)         contravene the terms of the Governing Documents or the conduct of such Group Company’s business or of any Material Contract or undertaking to which such Group Company is a party or by which such Group Company is bound;

(b)          conflict with or violate any law or regulation in any material respect, or any judgment, order or decree of any Governmental Authority; or

(c)          require the consent of any Governmental Authority, any party to a Material Contract or any other Person, except (i) such as have been obtained or made and are in full force and effect, and (ii) other approvals, consents, authorizations or other actions by, or notices to, or filings the failure to obtain or perform which would not adversely affect the Notes created under the Transaction Documents and could not reasonably be expected to result in a Material Adverse Effect.

3.4          Capitalization.

(a)         Subject to the terms of the Notes, the Notes will be convertible into Common Stock (together, if applicable, with cash in lieu of any fractional Common Stock).

(b)          The authorized Capital Stock of the Company as of March 28, 2023 consisted of 50,000,000 shares of Common Stock, of which 19,494,615 shares are issued and outstanding.

(c)          As of immediately following the Closing, (i) all of the issued and outstanding shares of Capital Stock of the Company will have been duly authorized, validly issued, fully paid and non-assessable, (ii) all of the issued and outstanding shares of Capital Stock of the Company will have been issued in compliance with all applicable federal and state securities Laws, (iii) none of the issued and outstanding shares of Capital Stock of the Company will have been issued in violation of any Material Contract, and (iv) all of the issued and outstanding shares of Capital Stock of the Company will have the rights, preferences, powers, restrictions and limitations set forth in the certificate of incorporation of the Company and under the New York Business Corporation Law.

(d)         The Notes and Warrants have been duly authorized and, when issued, will be duly and validly issued, fully paid and nonassessable securities, free and clear of all Liens other than restrictions on transfer imposed by applicable securities Laws.  The shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants have been duly authorized and, when issued in accordance therewith, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer imposed by applicable securities Laws.

(e)        Except as disclosed in the Company SEC Documents and such registration rights as shall be granted to Purchasers as set forth in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

3.5          SEC Filings; Financial Statements; Controls.

(a)          The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Company SEC Documents”).  True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”).  To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, upon reasonable request of the Purchasers, the Company has made available to the Purchasers the full text of all such Company SEC Documents that it has so filed or furnished with the SEC.  As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of the Company, except as set forth in Section 3.5 of the Disclosure Schedule, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.  None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)         Since January 1, 2020: (i) no Group Company nor, to the Knowledge of such Group Company, any director or officer (or equivalent position) of any Group Company has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of any Group Company or any oral or written complaint, allegation, assertion, or claim from employees of any Group Company regarding questionable financial accounting or auditing matters with respect to such Group Company; and (ii), to the Knowledge of such Group Company, no attorney representing any Group Company, whether or not employed by any Group Company, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by any Group Company, or any of its officers, directors, employees, or agents to the Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

3.6        Indebtedness.  Except as disclosed in the Company SEC Documents, set forth in Section 3.6 of the Disclosure Schedule is a true, correct and complete list of all Indebtedness of each Group Company, setting forth the aggregate principal amount of such Indebtedness and accrued interest thereof as of the date hereof and the principal terms thereof.  Each Group Company is in compliance with the terms and conditions of all Indebtedness, in each case, to which it is a party.  All Indebtedness may be prepaid at any time and without any notice without premium or penalty.

3.7         Intellectual Property.  All material Intellectual Property owned or utilized by any Group Company is valid and has been duly registered or filed with all appropriate Governmental Authorities.  There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Authority to suspend, revoke, terminate or adversely modify, any such material Intellectual Property and, to the Knowledge of the Company, there is no grounds for any challenge or proceedings.  All material Intellectual Property owned or held by any Group Company consists of original material or property developed by such Group Company or was lawfully acquired by such Group Company from the proper and lawful owner thereof, and each of such items has been maintained in the Ordinary Course.

3.8        Contracts.  All material contracts of the Group Companies have been attached as an exhibit to the Company SEC Documents (the “Material Contracts”).  Each Material Contract is valid and binding on one or more Group Companies in accordance with its terms and is in full force and effect.  No Group Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract.

3.9         Insurance.  The Company maintains, and has caused each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  All premiums in respect of such insurance have been paid.

3.10        [Reserved].

3.11        Permits.  Except as set forth in Section 3.11 of the Disclosure Schedule, each Group Company (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable Law for the operation of its business in each jurisdiction wherein such Group Company is now conducting or proposes to conduct business, except, in each case, where the failure to comply or procure such licenses or permits could not reasonably be expected to have a Material Adverse Effect.

3.12          Litigation.

(a)         Except as disclosed in the Company SEC Documents or set forth in Section 3.12(a) of the Disclosure Schedule, there are no, nor have there been during the past three (3) years, Actions pending or, to the Company’s Knowledge, threatened against any Group Company (or any of its Representatives with respect to their business activities on behalf of any Group Company) or any of its properties or assets, in each case to the extent the amount claimed is in excess of One Million Dollars ($1,000,000).

(b)          There are no, nor in the past three (3) years have there been, any outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Group Company (or any of its Representatives with respect to their business activities on behalf of any Group Company) or any of its properties or assets, valued in excess of One Million Dollars ($1,000,000).

3.13       Compliance with Laws.  Each Group Company has complied, and is in compliance, in all material respects with all applicable Law.  No Group Company has received any notice to the effect that, or, to the Knowledge of such Group Company, otherwise been advised that, it is not in compliance with any such Law, nor is aware of any existing circumstances which (with or without notice or lapse of time) are likely to result in any non-compliance.

3.14        Environmental Compliance.

(a)         Except as set forth on Section 3.14(a) of the Disclosure Schedule, each Group Company has been issued all required federal, state, provincial, territorial and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect, except for such Approvals as are not material to the operations of such Group Company.

(b)         Except as set forth on Section 3.14(b) of the Disclosure Schedule or in such instances that have not resulted and could not reasonably be expected to have a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any real property owned, leased or occupied by any Group Company, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned, leased or occupied by any Group Company, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the real property including any premises owned, leased or occupied by any Group Company has never been used by the Group Company to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Group Company on any real property including any premises owned, leased or occupied by such Group Company, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of such Group Company or of its tenants.

3.15        Labor Matters.

(a)         Each Group Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  There are no Actions against any Group Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of any Group Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(b)         Each Group Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses (the “WARN Act”) and it has no plans to undertake any action in the future that would trigger the WARN Act.

3.16      ERISA Compliance.  No Group Company is in violation of any applicable Law, nor is any Group Company in violation of any order of any court, Governmental Authority or arbitration board or tribunal, in each case, which could reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.  No Group Company maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than those listed on Disclosure Schedule 3.16 hereto.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Company has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan and Multiemployer Plan is in compliance with Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, as applicable; (b) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (c) no Group Company has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become delinquent; (d) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and no circumstances currently exist which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (e) the value of the assets of each Pension Benefit Plan, as of the last annual valuation date prior to the date on which this representation is made, equals or exceeds the present value of the accrued benefit obligations of such Pension Benefit Plan (based on assumptions used to fund such Pension Benefit Plan); (f) no Group Company nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code that would subject any Group Company to a tax on prohibited transactions; (g) no “reportable event” within the meaning of Section 4043(c) of ERISA has occurred or is reasonably expected to occur with respect to any Pension Benefit Plan or Multiemployer Plan; (h) no Group Company has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (i) no Group Company maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (j) no Group Company has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (k) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

3.17        Taxes.

(a)         Each Group Company has duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate taxing authorities all income and other material Tax Returns required to be filed through the date hereof.  All such Tax Returns filed are complete and accurate in all material respects.

(b)         All income and other material Taxes owed by each Group Company (whether or not shown on any Tax Return) have been timely paid, other than Taxes that are the subject of a Permitted Protest.  Each Group Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, other than Taxes that are the subject of a Permitted Protest.

3.18        Solvency; Fraudulent Transfer.

(a)          The Company is Solvent.

(b)          No transfer of property is being made by any Group Company and no obligation is being incurred by any Group Company in connection with the purchase of the Notes with the intent to hinder, delay, or defraud either present or future creditors of such Group Company.

3.19        Private Offering; Investment Company Act.

(a)         Neither the Company nor any Person acting on its behalf has directly or indirectly offered or sold the Notes by any form of general solicitation or general advertising (including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising).

(b)         Neither the Company nor any Person acting on its behalf has, either directly or indirectly, sold or offered for sale the Notes to, or otherwise approached or negotiated in respect thereof with, any Person except as contemplated hereby, and neither the Company nor any Person acting on its behalf (other than any Purchaser and its Affiliates) will sell or offer for sale to any Person any shares of Capital Stock or other similar security of the Company to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of the Notes within the registration provisions of Section 5 of the Securities Act.  The offer and sale of the Notes pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.

(c)          The Company is not, and the issuance and sale of the Notes pursuant to this Agreement will not cause the Company to be, an “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended from time to time, and any successor statute thereto.

3.20      Material Business Relations.  To the Company’s Knowledge, no Material Business Relation intends to or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price, quantity of business or otherwise) of, or otherwise adversely modifying, in each case in any material respect, its business with a Group Company, whether as a result of any of the transactions contemplated hereby or otherwise, other than in the normal course of business relationships that are put out to bid periodically.  A “Material Business Relation” means any customer, client, vendor, distributor or other business relation of any Group Company, in each case that is material to such Group Company.  There are no suppliers of products or services to any Group Company that are material to its business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

3.21        Certain Payments.

(a)        Each Group Company in compliance with all applicable foreign, federal, state and local anti-bribery, anticorruption and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act, as amended.  Neither any Group Company nor any owner or Representative thereof or any other Person authorized to act for or on behalf of a Group Company, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, public or private, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment of business secured, (C) to obtain special concessions or for special concessions already obtained or (D) in violation of any Law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of a Group Company.

(b)         Neither a Group Company nor any owner, director, officer, employee, agent or other Representative thereof is a person with whom dealings are restricted or prohibited under the export control and economic sanctions Laws of any jurisdictions.

(c)          No Group Company has committed any violation nor has it been investigated by any Governmental Authority with respect to any potential or actual violation of applicable sanctions Laws.

(d)         No Group Company has engaged in a transaction or dealing with any Person with whom transactions or dealings are prohibited or restricted by the export control or sanctions laws of any jurisdiction.

3.22        Anti-Terrorism Laws.

(a)          Each Group Company represents and warrants that: (i) no Covered Entity is a Sanctioned Person; and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)        Except as would not reasonably result in a material liability to the Group Companies, taken as a whole: (i) No Covered Entity is or has been a Sanctioned Person; (ii) no Covered Entity, either in its own right or through any third party, (A) has had any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (B) has done business in or with, or derived any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (C) engaged in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) funded any operations in, financed any investments or activities in, or, made any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; and (iii) each Covered Entity has complied with all Anti-Terrorism Laws.

3.23       Certificates and Other Documents.  All statements and information contained in any certificate or other document to be delivered by the Company at Closing pursuant hereto are true and correct.

3.24       Disclosure.  No representation or warranty made by any Group Company in any Transaction Document or in any financial statement, written report, certificate or any other document furnished in connection herewith or therewith, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case as of the date such information is provided.  There is no fact known to any Group Company which such Group Company has not disclosed to the Purchasers with respect to the transactions contemplated hereby which could reasonably be expected to have a Material Adverse Effect.

3.25       Brokerage Fees.  No Group Company has utilized the services of any broker or finder in connection with obtaining financing from the Purchasers under this Agreement and no Person is or will be entitled to any payment or consideration as a result of obtaining financing from any Purchaser under this Agreement, including any brokerage commissions, finder’s fees or bonuses to employees, officers, managers or directors.

ARTICLE 4
REPRESENTATIONS AND
WARRANTIES OF PURCHASERS

Each Purchaser hereby represents and warrants to the Company as follows as of the date hereof and as of the Closing:

4.1          Due Organization.  Such Purchaser is duly formed and existing in good standing under the laws of the jurisdiction of its organization.

4.2         Authorization; No Contravention.  The execution, delivery and performance by such Purchaser of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Governing Documents; and (c) except as would not materially and adversely affect the ability of such Purchaser to consummate the transactions contemplated hereby, will not violate, conflict with or result in any breach or contravention of any of its material Contracts, or any Governmental Order directly relating to such Purchaser.

4.3       Binding Effect.  This Agreement has been duly authorized, executed and delivered by such Purchaser and this Agreement constitutes a legal, valid and binding obligation, enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.4         Governmental Authorization;  Third Party Consent.  Except as otherwise set forth herein, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by such Purchaser or enforcement against it of this Agreement or the transactions contemplated hereby.

4.5         No Registration; Accredited Investor Status; Jurisdiction.  Such Purchaser understands that the offer and sale of the Notes have not been registered under the Securities Act or any state securities laws or qualified for distribution under any United States securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of such Purchaser and the accuracy of the other representations made by such Purchaser in this Agreement and that the Company is relying on the representations, warranties and agreements contained herein in determining such Purchaser’s eligibility to purchase the Notes.

4.6         Purchase for Own Account.  Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and is acquiring the Notes for its own account and not with a view to any distribution thereof or with any present intention of offering or selling the Notes in a transaction that would violate or require registration under the Securities Act or the securities law of any state of the United States or any other applicable jurisdiction and such Purchaser will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Notes unless pursuant to a transaction either that is registered under, or that is, based upon the advice of counsel to such Purchaser, exempt from registration under, the Securities Act and in compliance with applicable state and other securities laws.

4.7         No Directed Selling Efforts or General Solicitation.  Such Purchaser acknowledges that it has not purchased the Notes as a result of any “directed selling efforts” (as defined in Regulation S under the Securities Act) or any “general solicitation” or “general advertising” (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

4.8         Restricted Securities.  Such Purchaser understands and acknowledges that: (i) the Notes and Underlying Shares, if any, are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and may not be offered, sold, pledged or otherwise transferred, directly or indirectly, unless pursuant to a registration statement that is effective under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any restrictive legend imprinted thereon to the same effect; and (ii) the Company is not obligated to file and has no present intention of filing with the SEC or with any state securities administrator any registration statement in respect of resales of the Notes or the Underlying Shares in the United States.

4.9        Resale Restrictions; Legends.  Such Purchaser has been independently advised as to, and is aware of, the resale restrictions under applicable securities laws with respect to the Notes and the Underlying Shares.  Such Purchaser acknowledges that, in connection with any resale of the Notes or any Underlying Shares by such Purchaser, such Purchaser is solely responsible for compliance with any applicable securities legislation or applicable stock exchange rules, if any.  For purposes of complying with applicable securities laws, such Purchaser understands and acknowledges that the certificates evidencing the Notes and any Underlying Shares which such Purchaser receives will bear a legend, substantially in the following form, referring to such restrictions on resale and neither the Company nor any transfer agent of the Company will register any transfers of the Notes or any Underlying Shares not made in compliance with such restrictions on resale:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 1, 2023.”

Such Purchaser understands, acknowledges and agrees that upon the original issuance of the Notes and the Underlying Shares, if any, and until such time as is no longer required under applicable requirements of the Securities Act or applicable securities laws of other U.S. jurisdictions, all certificates representing the Notes and the Underlying Shares sold in the United States to “accredited investors” (as defined in Regulation D under the Securities Act) and all certificates issued in exchange therefor or in substitution thereof, will bear a legend substantially in the following form:

“THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE ON CONVERSION HEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SECURITIES LAWS OF OTHER U.S. JURISDICTIONS.  BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, THE HOLDER AGREES FOR THE BENEFIT OF MOTORCAR PARTS OF AMERICA, INC.  (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY; OR (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; OR (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT PROVIDED BY (I) RULE 144 THEREUNDER, IF AVAILABLE OR (II) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS; OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, PROVIDED THAT, IN THE CASE OF CLAUSE (D), THE HOLDER HAS, PRIOR TO SUCH TRANSFER, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.”

4.10       Acknowledgement of Risks; Investment Sophistication.  Such Purchaser understands and accepts that an investment in the Notes involves risks.  Such Purchaser has such knowledge, skill and experience in business, financial and investment matters that such Purchaser is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and an investment in the Notes.  With the assistance of such Purchaser’s own professional advisors, to the extent that such Purchaser has deemed appropriate, such Purchaser has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Notes and the consequences of the transactions contemplated by this Agreement.  Such Purchaser has considered the suitability of the Notes as an investment in light of such Purchaser’s own circumstances and financial condition, and such Purchaser is able to bear the risks associated with an investment in the Notes.  Such Purchaser acknowledges that it may be required to hold the Notes and any Underlying Shares for an indefinite period of time and that it will bear the related economic risks, including the risk of a complete loss of its investment.

4.11        Information; Non-Reliance.  Such Purchaser has had access to such financial and other information concerning the Company and the Notes as it has deemed necessary in connection with its decision to purchase the Notes, including an opportunity to ask questions of, and request information from, the Company and such Purchaser has not relied upon any representation or warranty by the Company or its representatives in connection with the transactions contemplated hereby other than those set forth or referred to in this Agreement.

4.12        Anti-Terrorism Laws.

(a)         Each Purchaser represents and warrants that: (i) it is not a Sanctioned Person; and (ii) it does not, either in its own right or through any third party, (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)         Except as would not reasonably result in a material liability to either Purchaser, (i) neither Purchaser is or has been a Sanctioned Person; (ii) neither Purchaser, either in its own right or through any third party, (A) has had any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (B) has done business in or with, or derived any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (C) engaged in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) funded any operations in, financed any investments or activities in, or, made any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; and (iii) each Purchaser has complied with all Anti-Terrorism Laws.

4.13       Brokerage Fees.  Such Purchaser has not utilized the services of any broker or finder in connection with this Agreement for which the Company would be responsible to pay any brokerage commissions or finders’ fees by reason of such services.

ARTICLE 5
AFFIRMATIVE COVENANTS

The Company hereby covenants and agrees that it shall, and shall cause each other Group Company to, until satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of this Agreement:

5.1          Accounting System; Books and Records.

(a)          The Company shall maintain a system of accounting that enables the Company to produce financial statements (and all of its financial statements delivered to the Purchasers shall be produced) in accordance with GAAP, consistently applied, and maintain records pertaining to the Company that contain information as necessary to prepare and file Company SEC Documents.

(b)          The Company shall keep proper books of record and account in which full, true and correct entries will be made of all financial dealings or transactions of or in relation to its business and affairs (including without limitation accruals for Taxes, levies and claims, allowances against doubtful receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied.

5.2          Financial Statements, Reports and Certificates.

(a)        Quarterly/Annual Financial Information.  Within forty-five (45) days after the end of each of the first three fiscal quarters of the Company’s fiscal year (or such shorter period as the SEC shall require from time to time with respect to the filing by a reporting company of a Quarterly Report on Form 10-Q), and within ninety (90) days after the end of the fourth fiscal quarter of the Company’s fiscal year (or such shorter period as the SEC shall require from time to time with respect to the filing by a reporting company of Form 10-K annual reports), the Company shall deliver to the Purchasers a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year.  The information required by this Section 5.2(a) shall be deemed adequately and timely provided so long as contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained within the Company’s annual or quarterly report, as the case may be, so long as the same is timely filed as provided under the rules of the Exchange Act.

(b)         Compliance Certificates.  Within forty-five (45) days after the end of each of the first three fiscal quarters of the Company’s fiscal year (or such shorter period as the SEC shall require from time to time with respect to the filing by a reporting company of a Quarterly Report on Form 10-Q), and within ninety (90) days after the end of the fourth fiscal quarter of the Company’s fiscal year (or such shorter period as the SEC shall require from time to time with respect to the filing by a reporting company of Form 10-K annual reports), the Company shall deliver to the Purchasers (i) a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that to the knowledge of the Company, there does not exist any condition or event that constitutes an Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action each Group Company has taken, is taking, or proposes to take with respect thereto) and (ii) with the certificate delivered pursuant to clause (i) following the fourth fiscal quarter, a certificate to the effect that except as set forth in such certificate, to the knowledge of the Company, the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (unless such representations and warranties already contain a materiality qualification, in which case such representations and warranties are true and correct in all respects) on and as of the date of such certificate, as though made on and as of such date.

(c)         Other Information.  If and when filed, delivered or received (as applicable) by any Group Company, the Company shall promptly (and in all events within five (5) days) deliver to the Purchasers:

(i)          material press releases relating to such Group Company, prior to or concurrently with the issuance thereof;

(ii)          any information that is provided by any Group Company to equityholders generally;

(iii)          any reports or correspondence, of a material nature, sent to or by any lender;

(iv)          any reports or material correspondence sent to or by any Governmental Authorities;

(v)          after receipt thereof by any Group Company, copies of each notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Group Company; and

(vi)         promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements that the Company or any Subsidiary may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto.

(d)         Default.  As soon as any Group Company has Knowledge of any event or condition that constitutes an Event of Default or that could be expected to result in a Material Adverse Effect, the Company shall deliver to the Purchasers written notice thereof and a statement of the curative action that such Group Company has taken, is taking and proposes to take with respect thereto.

(e)          Proceedings.  As soon as any Group Company has Knowledge of any pending or threatened Action by any Person, or any pending or threatened investigations by a Governmental Authority that would reasonably be expected to result in a Material Adverse Effect, the Company shall deliver to the Purchasers written notice thereof and a statement of any action or inaction that such Group Company has taken, is taking and proposes to take with respect thereto.

5.3          Documentation for Senior Lender.  The Company shall provide the Purchasers (a) as and when delivered by the Company or any other Group Company to the Senior Lender the financial statements required to be delivered under the terms of the applicable loan agreement, (b) any loan agreement in connection with any Senior Debt and any amendment, supplement, waiver or other modification with respect thereto, in each case promptly after the execution thereof and (c) any notice that any or all of the obligations under any Senior Debt has been accelerated or of any default or event of default under any Senior Debt, in each case on the date thereof.

5.4          Taxes.

(a)          Each Group Company shall cause all material assessments and Taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against such Group Company or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or Tax is the subject of a Permitted Protest.

(b)         The Company will pay all stamp, recording, filing or similar Taxes that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of the Notes, excluding any such Tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Notes so converted were registered.

5.5         Compliance with Laws.  Each Group Company shall comply with all material Laws and Governmental Orders applicable to it except in such instances in which: (a) such applicable Law is Properly Contested; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.6          Expenses.  The Company shall pay all the Purchaser Expenses incurred from time to time after the Closing within three (3) Business Days after written demand.

5.7        Company Board of Directors.  As of the date hereof, the Company shall appoint Douglas Trussler to the Board to serve as the initial Investor Director pursuant to Section 7.1 herein.

5.8          D&O Insurance

.  So long as a designee of the Purchasers is a member of the Board, the Company shall maintain such officers’ and directors’ liability insurance similar or equal to the officer and director liability insurance obtained and maintained as of the date of this Agreement, as reasonably amended or changed, by the Company, and upon the Purchasers’ designee becoming a member of the Board, the Company will enter into a director indemnification agreement with such designee in a form similar or equal to any director indemnification agreement currently used by the Company.

5.9        Maintenance of Existence.  The Company and each Guarantor shall (a)  preserve, renew and keep in full force and effect its corporate existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

5.10      Disclosure Updates.  The Company shall, in no event later than five (5) Business Days after obtaining Knowledge thereof, (a) notify the Purchasers if any written information, exhibit, or report furnished to the Purchasers contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) without limiting any liability therefor, correct any defect or error that may be discovered therein.

5.11        Governing Documents.  Each Group Company shall abide by its Governing Documents and shall not permit any amendment, restatement, supplement or modification thereto or termination thereof that materially and adversely impacts the rights of the Purchasers without consent from the Purchaser Representative.

5.12      Reservation of Capital Stock.  The Company shall at all times reserve and keep available out of its authorized Capital Stock, solely for the purpose of issuance or delivery upon conversion of the Notes, the maximum number of shares of Capital Stock of the Company that may be issuable or deliverable upon full Note conversion.  Such shares shall, when issued or delivered in accordance with the Notes be duly and validly issued and fully paid and non-assessable free and clear of any Liens.  The Company shall issue such shares in accordance with the provisions of the Notes and shall otherwise comply with the terms thereof.

5.13       Insurance.  Each Specified Group Member shall keep its properties adequately insured and maintain (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Group Company insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Group Company either directly or through authority to draw upon such funds or to direct generally the disposition of such assets, (c) workmen’s compensation insurance in the amount required by applicable Law, (d) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (e) such other insurance as may be required by applicable Law.

5.14     SEC Filings.  The Company shall timely make or furnish to the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it.

ARTICLE 6
NEGATIVE COVENANTS

The Company hereby covenants and agrees that it shall not, and shall cause each other Specified Group Member to, until satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and termination of this Agreement:

6.1        Merger, Consolidation or Sale of Assets.  The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company, in one or more related transactions, to another Person, unless:

(a)         either: (i) the Company is the surviving corporation; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws; and

(b)        the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Registration Rights Agreement.

6.2          Investments; Acquisitions; Dispositions.  No Specified Group Member shall:

(a)         make any Investment other than (i) Permitted Investments or (ii) any Investments the proceeds thereof is received by a Guarantor (or any Group Company that becomes a Guarantor concurrently therewith);

(b)         sell, lease, license, assign, transfer, or otherwise dispose of, directly or indirectly, in one transaction or a series of transactions, all or any part of its assets, other than (i) Permitted Dispositions or (ii) pursuant to which any proceeds thereof is received by a Guarantor (or any Group Company that becomes a Guarantor concurrently therewith); and

(c)         purchase or otherwise acquire (in one transaction or any series of transactions) all or any substantial part of the business, assets or Capital Stock (or Capital Stock Equivalents) of any Person or any business unit of any Person for a purchase price in excess of Forty Million Dollars ($40,000,000).

6.3          Creation of Liens.  No Specified Group Member shall create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Liens.

6.4          Capital Expenditures.  No Specified Group Member shall make or commit to make Capital Expenditures, except:

(a)          in connection with the Mexico Business Expansion Capital Expenditures;

(b)          aggregate Capital Expenditures (excluding Mexico Business Expansion Capital Expenditures) not to exceed $20,250,000 in any fiscal year; provided, that for any fiscal year, if $20,250,000 is greater than the actual amount of the Capital Expenditures actually made in such fiscal year (the amount by which $20,250,000 exceeds the actual amount of the Capital Expenditures for such fiscal year, the “Excess Amount”), then fifty percent (50%) of such Excess Amount (each such amount, a “Carryover Amount”) may be carried forward to the next succeeding fiscal year (the “Succeeding Fiscal Period”); provided, further, that in each case, the applicable Carryover Amount for a particular Succeeding Fiscal Period may not be carried forward to another fiscal year and Capital Expenditures made by the Specified Group Members in any fiscal year shall be deemed to reduce first, the $20,250,000 of Capital Expenditures permitted to be made in such fiscal year and, second, the applicable Carryover Amount;

(c)          any other Capital Expenditures budgeted into the fiscal year in which such Capital Expenditures were made; and

(d)          other Capital Expenditures not otherwise permitted above in an amount not to exceed ten million dollars ($10,000,000) in any fiscal year.

6.5          Restricted Payments.  Except for Permitted Restricted Payments, no Specified Group Member shall make any of the following  (each, a “Restricted Payment”):

(a)          declare or pay any dividend or make any other payment or distribution on account of any Specified Group Member’s Capital Stock (including any payment in connection with any merger or consolidation involving any Specified Group Member) or to the direct or indirect holders of any Specified Group Member’s Capital Stock in any capacity (whether as a member, stockholder, manager, advisor or otherwise);

(b)         make any payment on, or with respect to, assets set aside for a sinking or other analogous fund for the purchase, redemption, acquisition or retirement for value (including in connection with any merger or consolidation involving a Specified Group Member) of any Capital Stock of any Specified Group Member;

(c)         make any payment on or with respect to, or purchase, redeem, decrease or otherwise acquire or retire for value any Indebtedness (including the issuance of any Capital Stock in lieu thereof), except for the payment of interest or principal at the stated maturity thereof.

6.6          Indebtedness.  No Specified Group Member shall create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

6.7        Nature of Business.  No Specified Group Member shall substantially change the nature of the business in which it is presently engaged, which is the business of auto-parts supply.

6.8        Transactions with Affiliates.  No Specified Group Member shall, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction of any kind with any Affiliate, other than on fair and reasonable terms substantially as favorable in all material respects to such Specified Group Member as would be obtainable by such Specified Group Member at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that the foregoing restriction shall not apply to the following: (a) transactions among the Company and the Guarantors; (b) payment by the Company of dividends and distributions permitted under Section 6.5; (c) Permitted Investments; (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, equity compensation and other benefit plans) and indemnification arrangements, in each case approved by the board of directors or applicable senior management of the Company; and (e) transactions disclosed to Purchaser Representative in writing, provided they are in the Ordinary Course.

6.9        Fiscal Year and Accounting Changes.  No Specified Group Member shall change its fiscal year end from March 31 or make any significant change in accounting treatment and reporting practices except as required by GAAP.

6.10      Investment Company.  No Specified Group Member shall become an “investment company” or under the control of an “investment company” as such terms are defined in the Investment Company Act.

ARTICLE 7
BOARD APPOINTMENT

7.1          Right to Designate Investor Director; Observation Right.

(a)          Generally.  For so long as the Notes remain outstanding or the Purchasers (or their assignees) continue to hold in the aggregate at least five percent (5%) of the outstanding shares of Common Stock of the Company (in each case, the “Designation Right Condition”), the Purchaser Representative will have the right to require the Company, acting through the committee of the Board with authority to select or recommend director nominees for the Board’s selection, and, as necessary, the Board, to nominate one (1) director designated by the Purchaser Representative(such director, the “Investor Director”) to serve on the Company’s Board; provided, however, that as conditions to the election of such Investor Director, (i) such Investor Director must satisfy all then-applicable independence and other requirements of membership on the Board or imposed by the rules of NASDAQ (other than the requirements of Rule 10A-3(b)(1)(ii) of the Exchange Act) and (ii) the Company reserves the right to reasonably reject the Purchaser Representatives’ designation of any Investor Director if such Person is not Douglas Trussler.  At each meeting of the Company’s stockholders at which the directors of the Company are to be elected and, if the Board is classified at the time of such election, at which the class of directors of which the Investor Director is a member, the Board agrees to recommend that the stockholders elect to the Board the Investor Director nominated for election at such meeting in accordance with this Section 7.1(a).  The initial Investor Director will be Douglas Trussler.  The Investor Director will hold office until the earlier of (A) the Company’s next annual meeting of stockholders at which members of the Board (or if the Board is classified at the time of such elections, at which the class of directors of which the Investor Director is a member) are to be elected, (y) upon his or her death, resignation or removal, or (z) the lapsing of the Designation Right Condition solely to the extent the Company elects in a written notice delivered to the Investor Director that the Investor Director cease to hold such office.  At any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of the Investor Director, the Purchaser Representative shall then have, as a result thereof, the right to designate, for appointment by the remaining directors under the Bylaws of the Company, an individual to fill such vacancy and serve as a director, subject to the other provisions of this Section 7.1(a) (and the Company shall take all actions necessary and appropriate to cause such person to be appointed to the Board).

(b)          Indemnification.  The Investor Director shall be entitled to indemnification in the same manner and to the same extent as the other members of the Board, in accordance with the Company’s organizational documents and on the basis of the form of director indemnification agreements filed in the Company SEC Documents.

(c)        Observation Right.  For so long as the (i) Designation Right Condition is satisfied but  (ii) the Investor Director does not then serve on the Board, the Purchaser Representative will have the right to designate one Person (such Person, the “Observer”) to have observation rights with respect to all meetings of the Board.  Each Observer shall be sent notice of the time and place of any such meetings in the same manner and at the same time as notice is sent to members of the Board and shall be sent copies of all notices, minutes, consents and other documents at the time and in the manner as they are provided to the Board.  Notwithstanding the foregoing sentence, any Observer may temporarily be excluded from any meeting of the Company’s Board and from receiving materials in connection therewith if the reason for such exclusion is to preserve an attorney-client privilege available to the Company that would be lost absent such exclusion, as determined in good faith by the Board.

(d)          Reimbursement of Expenses.  Any Investor Director shall be entitled to receive such reimbursement of reasonable expenses in connection with their services as a director or participation in meetings of the Board which are reimbursed to directors (in their capacity as such) generally from time to time.

ARTICLE 8
INDEMNIFICATION

8.1          Indemnification.  The Company shall, and shall cause each other Group Company to (collectively in such capacity, the “Company Indemnifying Persons”), jointly and severally with the Company, defend, protect, indemnify and hold harmless the Purchaser Representative and each Purchaser and each of their respective officers, directors, Affiliates, attorneys, advisors, consultants, employees and agents (each, an “Purchased Indemnified Person”) from and against (and will reimburse each Purchased Indemnified Person within three (3) Business Days upon receipt of an invoice or summary statement) any and all losses, claims, damages, liabilities, costs and expenses (including without limitation reasonable fees and expenses of legal counsel (which shall be limited to, for the Purchased Indemnified Persons as a whole, one primary counsel, one local counsel in each reasonably necessary and relevant jurisdiction, one specialty counsel for each reasonably necessary and relevant specialty and one or more additional counsel if one or more conflicts of interest arise and shall exclude allocated costs of in-house counsel)) (collectively, “Claims”), which may be incurred by, or asserted or awarded against any Purchased Indemnified Person by any third party, in each case arising out of or in any way relating to or as a consequence, direct or indirect, of the Transaction Documents, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated hereby or thereby (including a breach of representation and warranty); except to the extent that such Claim is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Purchased Indemnified Person’s own gross negligence, bad faith or willful misconduct or that of such Purchased Indemnified Person’s respective officers, directors, employees, advisors or agents, (ii) the material breach of such Purchased Indemnified Person’s obligations (or the obligations of such Purchased Indemnified Person’s respective officers, directors, employees, advisors and agents) under the Transaction Documents or the transactions contemplated hereby or thereby, (iii) disputes arising solely among the Purchased Indemnified Persons and that do not involve any act or omission by the Company, its Subsidiaries or its Affiliates.  Except for any Taxes resulting from any breach of any representation, warranty or covenant of the Company in this Agreement, this Section 8.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

8.2         Effect of Investigation.  The representations, warranties, covenants, obligations and agreements of the Company Indemnifying Persons, and any Purchaser Indemnified Person’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Purchaser Indemnified Person or any of its Representatives (including by reason of its determination that the conditions to Closing have been satisfied) or by reason of the fact that any Purchaser Indemnified Person or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

8.3         Nonexclusivity of Rights.  The right to indemnification conferred in this Article 8 shall not be exclusive of any other right which any Purchaser Indemnified Person may have or hereafter acquire under any statute, agreement, law, vote of the board of directors/managers or otherwise.  In addition, the Company hereby acknowledges that certain directors and officers affiliated with each Purchaser Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by such Purchaser Indemnified Person (collectively, the “Purchaser Indemnitors”).  The Company hereby agrees (a) that the Company Indemnifying Persons are the indemnitors of first resort (i.e., their obligations to the Purchaser Indemnified Persons are primary and any obligation of the Purchaser Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Purchaser Indemnified Persons are secondary), (b) that the Company Indemnifying Persons shall be required to advance the full amount of expenses incurred by the Purchaser Indemnified Person in accordance with this Article 8 without regard to any rights the Purchaser Indemnified Persons may have against the Purchaser Indemnitors and (c) that the Company Indemnifying Persons irrevocably waive, relinquish and release the Purchaser Indemnitors from any and all claims against the Purchaser Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Purchaser Indemnitors on behalf of any Purchaser Indemnified Person with respect to any claim for which such Purchaser Indemnified Person has sought indemnification hereunder shall affect the foregoing and the Purchaser Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Purchaser Indemnified Person against any of the Company Indemnifying Persons.  In the event that any Purchaser Indemnitor is or is threatened to be made a party to or a participant in any Action, and the Purchaser Indemnitor’s involvement in the Action arises in whole or in part from the service to any Company Indemnifying Person of any director or officer, then the Purchaser Indemnitor shall be directly entitled to all rights and remedies of such director or officer hereunder to the same extent as such director or officer.

8.4        Third Party Beneficiaries.  For the avoidance of doubt, each Purchaser Indemnified Person is a third-party beneficiary of this Article 8 and may enforce its terms against the Company Indemnifying Persons.

8.5         Separate Bases for Claim.  If any party has breached any representation, warranty or covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

ARTICLE 9
EVENTS OF DEFAULT

9.1          Events of Default.  Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)          if any Group Company fails to pay (i) when due, any principal amount of the Obligations, or (ii) within three (3) Business Days after the same becomes due, any interest or any other fee or charge provided for herein or in the Notes or other amounts constituting Obligations;

(b)        if: (i) any Group Company commences any case, proceeding or other Action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any material part of its assets; (ii) any Group Company makes a general assignment for the benefit of its creditors; (iii) there is commenced against any Group Company any case, proceeding or other Action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; (iv) any Group Company takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i)-(iii) above; or (v) any Group Company generally does not, or is unable to, or admits in writing its inability to, pay its debts as they become due;

(c)        if there is entered against any Group Company one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding Twenty-Five Million Dollars ($25,000,000);

(d)          if (i) any Senior Debt or (ii) any other debt exceeding Twenty-Five Million Dollars ($25,000,000) is accelerated;

(e)        (i) failure by the Company or the Group Companies to comply with the provisions of Article 5, 6 and 7 hereof or (ii) if any Group Company materially breaches any term, provision, condition, covenant, or agreement contained in any Transaction Document;

(f)          any material provision of any Transaction Document, for any reason, ceases to be valid and binding on any Group Company, or any Group Company shall so claim in writing to the Purchaser Representative or any Group Company challenges the validity of or its liability under the Transaction Documents; or

(g)          if at any time hereafter the Company fails to maintain the current listing of its Capital Stock on a national securities exchange.

9.2          Notice and Opportunity to Cure.

(a)          Upon the Company first learning of the occurrence of an Event of Default, the Company shall, as soon as reasonably practicable (and in any event within five (5) Business Days), deliver written notice thereof to the Purchaser Representative describing with particularity the Event of Default.

(b)         Except as set forth in Section 9.2(c), the Company shall be afforded thirty (30) days following the Event of Default to cure the Event of Default before the Purchaser Representative may elect any of the remedies available to it; provided, that in all such instances, the Company shall bear the burden of proving that the applicable Event of Default has been cured.

(c)          Notwithstanding Section 9.2(b), the Company shall have no cure right with respect to an Event of Default if:

(i)          such Event of Default is an Event of Default within the meaning of Sections 9.1(b) or (d);

(ii)          such Event of Default is not reasonably capable of being cured within the applicable cure period (if any) therefor;

(iii)          the action or omission constituting such Event of Default was intentionally caused or omitted, as applicable; or

(iv)          such Event of Default is (A) the third Event of Default occurring during any twelve (12) month period; or (B) the fifth Event of Default occurring since the Closing.

9.3          Rights and Remedies Event of Default.  From and during the continuance of an Event of Default:

(a)          The Purchaser Representative may, by notice to the Company, do any one or more of the following, all of which are authorized by the Group Companies:

(i)          declare all Obligations and other amount owing to the Purchasers, whether evidenced by this Agreement, the Notes or any of the other Transaction Documents, or otherwise, immediately due and payable;

(ii)          terminate this Agreement and any of the other Transaction Documents as to any future liability or obligation of any Purchaser, but without affecting the Obligations;

(iii)          exercise on behalf of itself and the Purchasers all rights and remedies available to it and the Purchasers under the Transaction Documents and applicable Law;

provided, that, if any Event of Default described in Section 9.1(b) occurs, all Obligations and other amounts owing by the Group Companies to the Purchasers, whether evidenced by this Agreement, the Notes or any of the other Transaction Documents or otherwise, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Group Companies.

(b)        Without limiting the foregoing, (i) the Purchaser Representative and the Purchasers shall have all other rights and remedies available to them under this Agreement, the Notes and any other Transaction Documents that expressly apply to such Event of Default and (ii) the Purchaser Representative and the Purchasers shall have all other rights and remedies available to them at law or in equity that apply to a breach of contract.

9.4         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Purchaser Representative or a Purchaser, any right, remedy, power or privilege shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in equity.

ARTICLE 10
MISCELLANEOUS

10.1       Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the Closing Date, any investigation by or on behalf of the Purchasers the purchase of the Notes and payment therefor.

10.2      Notices.  All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid), (b) sent by e-mail, or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses, e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party):

If to the Company, to:

Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
Attention:  Juliet Stone
Email:  jstone@motorcartparts.com

with a copy to, which shall not constitute notice:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attention:  Steven Stokdyk
Email:  steven.stokdyk@lw.com

If to any Purchaser or the Purchaser Representative, to:

Bison Capital Partners VI, LP
233 Wilshire Boulevard, Suite 425
Santa Monica, California  90401
E-mail:  dtrussler@bisoncapital.com
Attention:  Douglas Trussler, Partner

with a copy to, which shall not constitute notice:

Sheppard Mullin Richter & Hampton LLP
333 South Hope Street, 43rd Floor
Los Angeles, California 90071
E-mail: dsands@sheppardmullin.com
Attention: David Sands

All notices, consents, waivers and other communications shall be deemed have been duly given (as applicable): (i) if delivered by hand, when delivered by hand; (ii) if delivered by overnight service, when delivered by nationally recognized overnight service; (iii) if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or (iv) if delivered by email or facsimile, when transmitted if transmitted without indication of delivery failure and prior to 5:00 p.m. local time for the recipient (and if on or after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

10.3       Successors and Assigns.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by either the Company, on the one hand, or any Purchaser, on the other hand, without the prior written consent of the other party; provided, that any Purchaser may assign this Agreement to any assignee of a Note (or any portion thereof) held by such Purchaser or any Common Stock held by such Purchaser.

10.4       Amendment and Waiver.  Neither this Agreement nor any provisions hereof may be modified, changed, discharged or terminated except by an instrument in writing, signed by the Company and the Purchaser Representative.

10.5       Counterparts. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.6      Governing Law.  In all respects, including matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to Contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof that would require the application of the law of any other jurisdiction).

10.7       Arbitration.  All claims, controversies or disputes arising under or in connection with this Agreement or any other Transaction Document, between or among any of the parties (and their respective Representatives), whether sounding in contract or tort, including arbitrability and any claim that this Agreement or any other Transaction Document was induced by fraud (collectively, the “Covered Claims”), will be resolved by binding arbitration in Los Angeles, California in accordance with the following terms and conditions:

(a)         Administrator.  The arbitration of all Covered Claims will be administered by the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Arbitration Rules then in effect, except that the arbitration proceedings will be governed by California procedural law as if the Covered Claims had been brought in a state court of California; provided, however, that (i) the parties waive any right to jury; (ii) there shall be no interlocutory appellate relief (such as writs) available; (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration; and (iv) any award of the Arbitrator shall be final and binding and non-appealable.

(b)         Arbitrator.  The arbitration will take place in the Los Angeles, California office of AAA and be conducted by a single, neutral arbitrator (“Arbitrator”), to be selected as follows:

(i)          within seven (7) Business Days from service of an arbitration complaint, the parties will endeavor in good faith to agree upon an Arbitrator; and

(ii)         failing such agreement under clause (i) above, the parties, or any party, will ask AAA to supply the parties with a list of no less than seven arbitrators (all of whom shall disclose and clear any potential conflicts) having no less than five years’ experience in arbitrating complex business arrangements.  Upon receipt of that list of potential arbitrators, each of the parties will communicate within seven days to AAA the names of four arbitrators from the list that the party would agree to use or its right to participate in the selection of the arbitrator will be forfeited.  As soon as AAA receives the selections from affected parties, AAA will review the selected arbitrators and appoint one of those arbitrators whose name appears on all of the lists submitted by the parties.  AAA will have the discretion to select the arbitrator that it believes is best suited for the arbitration in terms of experience and availability, and AAA’s selection will be final.

(c)         Interim, Provisional or Emergency Relief.  The Arbitrator may, in the course of the proceedings, order any interim, provisional or emergency relief, remedy or measure (including attachment, preliminary injunction, or the deposit of specified security) that the Arbitrator considers to be necessary, just and equitable.  The failure of a party to comply with such an interim order may, after due notice and opportunity to cure such noncompliance, be treated by the Arbitrator as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the Arbitrator may impose such lesser sanctions as the Arbitrator may deem appropriate.  This Section 10.7 will not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, and each of the parties irrevocably submits to the jurisdiction of the Superior Court and the Federal Court, located in the county of Los Angeles, California, in conjunction with an application for a provisional remedy.

(d)          Excluded Claims.  The term “Covered Claims” as used in this Agreement does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”).  However, a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Agreement.  The term “Covered Claims” as used in this Agreement also does not limit the right of any party to: (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding.  The exclusions from “Covered Claims” set forth in this Section 10.7(d) do not constitute a waiver or the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this Section 10.7(d).

(e)          Record and Proceedings.  A full stenographic or electronic record of all proceedings in the arbitration will be maintained, and the Arbitrator will issue rulings, a statement of decision and a judgment as if the Arbitrator were a sitting judge of the state court of California, with all of the powers (including with respect to remedies) vested in such a judge.  The fees and costs of creating and maintaining a stenographic or electronic record will be initially borne by the parties to the arbitration in equal amounts.

(f)          Res Judicata, Collateral Estoppel and Law of the Case.  A decision of the Arbitrator will have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event will such a decision be used by or against a party to this Agreement in a Non-Signatory Action.

(g)          Jurisdiction/Venue/Enforcement of Award.  The parties consent and submit to the exclusive personal jurisdiction and venue of the state and federal courts located in Los Angeles, California to confirm any arbitration award granted pursuant to this Agreement, including, but not limited to, any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the parties to resolve all Covered Claims through arbitration.  This Section 10.7 does not prevent the parties from enforcing the award of the arbitrator in the court of any other jurisdiction, to the extent permitted by law (for example, if property that is the subject of the award is located in another jurisdiction).

(h)          Confidentiality.  All arbitration proceedings will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary, and only to the extent reasonably necessary, to obtain court confirmation of the judgment of the Arbitrator, and except as necessary, and only to the extent reasonably necessary, to give effect to res judicata and collateral estoppel (e.g., in a dispute between the parties that is not a Covered Claim), in which case all filings with any court will be sealed to the extent permitted by the court.  A party (including such party’s counsel or other Representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant to this Agreement.  Nothing in this Section 10.7 is intended to, or shall, preclude a party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors, lenders, general partners, limited partners, prospective investors, investors, landlords, regulators and insurers, as necessary and appropriate or from making such other disclosures as may be required by law.

(i)          Fees and Costs.  The parties to the arbitration will share equally in the fees of the Arbitrator and the administrative costs of the arbitration; provided, that the prevailing party in the arbitration will be entitled to recover its fees and costs (including reasonable attorneys’ fees) from the other party or parties.

10.8        Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

10.9        Entire Agreement.  This Agreement and the other Transaction Documents (together with the exhibits and schedules hereto and thereto) are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in Contract pursuant to the express terms and provisions of this Agreement, the other Transaction Documents (together with the exhibits and schedules attached hereto and thereto), and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or any other Transaction Document.  Each party further acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, and hereby expressly disclaims, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement or any other Transaction Document.

10.10      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.11     Federal Anti-Money Laundering Law.  To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions (which may include any Purchaser and its Affiliates) to obtain, verify and record information that identifies each person who opens an account or other formal customer relationship.  Accordingly, in connection with this Agreement, any Purchaser and its Affiliates may require the other parties to provide certified copies of its articles of incorporation, certificate of formation, operating agreement or other similar identifying documents.  Further, each party confirms that its legal name and address, as set forth in this Agreement, are true, correct and complete and covenants and agrees to provide such other information as may be necessary to allow each Purchaser and its Affiliates to comply with such laws.

10.12      Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.  Without limiting the foregoing, within ten (10) Business Days of the formation or acquisition of any new direct or indirect Subsidiary by any Group Company which would constitute a Guarantor, the Company shall cause such Subsidiary to duly execute and deliver to the Purchaser Representative a joinder to the Guarantee Agreement, in a form reasonably satisfactory to the Purchaser Representative.

10.13    Expenses.  Except as otherwise provided herein, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

10.14      Purchasers’ Obligations.  The obligations of the Purchasers hereunder shall be several and not joint.

10.15      Interpretation.

(a)          The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to articles, sections, schedules and exhibits shall mean the referenced articles or sections of this agreement and referenced sections of the schedules and exhibits attached to this Agreement, except where otherwise stated.  All references to an agreement or instrument attached as an exhibit to this Agreement shall mean such agreement or instrument, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

(b)          The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.

(c)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “Financial Statements” shall include the notes and schedules thereto.  Whenever the term “Company” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Company and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.  Unless otherwise expressly provided herein, financial calculations made herein shall be in accordance with GAAP.

(d)          The words “including” and “includes” and words of similar import when used in this Agreement shall not be limiting and shall mean “including without limitation” or “includes without limitation”, as the case may be.

(e)          Unless the context otherwise requires, “or” is not exclusive.

(f)          The recitals are deemed true, accurate and complete.

(g)          Unless the context otherwise requires, the “parties” means the parties to this Agreement.

(h)          References to the “transactions contemplated hereby” in this Agreement or in any certificate delivered by the Company at the Closing pursuant hereto shall be deemed to also refer, for avoidance of doubt, to the making of the payments contemplated by Section 2.3.

(i)          References to “currently conducted” mean as conducted in recent history.

(j)          The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit.  The singular or plural includes the other, as the context requires or permits.

(k)        Any reference to a liability of a Person means a liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

(l)         Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(m)       All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

(n)        Unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one (1) month following February 18 is March 18, and one (1) month following March 31 is May 1.

(o)        Each Section in the Disclosure Schedule shall be deemed to qualify only the corresponding Section of this Agreement and any other Section of this Agreement to which such disclosure makes express reference.  Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any party unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(p)          References to laws and regulations are to such laws and regulations as amended from time to time.

(q)       References to numbers and classes of shares of Capital Stock shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting such shares occurring after the date of this Agreement.

(r)          No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement.  All provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party, and each party waives, and agrees not to assert, any presumption or benefit of applicable law to the contrary.

(s)         All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes an Event of Default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such Event of Default unless expressly permitted under an exception to such initial covenant.

(t)         References to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(u)          All currency amounts specified herein are in United States Dollars.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have caused this Securities Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

“Company”

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name: Selwyn Joffe
Title: President and Chief Executive Officer

“Purchasers”

BISON CAPITAL PARTNERS VI, L.P.

By: Bison Capital Partners V GP, LP
Its: General Partner

By: Bison Capital Partners GP, LLC
Its: General Partner

By:	/s/ Doug Trussler
Name: Doug Trussler
Title: VP

BISON CAPITAL PARTNERS VI-A, L.P.

By: Bison Capital Partners VI GP, LP
Its: General Partner

By: Bison Capital Partners GP, LLC
Its: General Partner

By:	/s/ Doug Trussler
Name: Doug Trussler
Title: VP

“Purchaser Representative”

BISON CAPITAL PARTNERS VI, L.P.,

By: Bison Capital Partners VI GP, LP
Its: General Partner

By: Bison Capital Partners GP, LLC
Its: General Partner

By:	/s/ Doug Trussler
Name: Doug Trussler
Title: VP

ANNEX A

DEFINITIONS

The terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term:

Term:	Section:

AAA	10.7(a)
Allocation	1.4
Acquisition	Annex A
Action	Annex A
Affiliate	Annex A
Agreement	Preamble
Anti-Terrorism Laws	Annex A
Approvals	3.14(a)
Arbitrator	10.7(b)
Asset Transfer	Annex A
Bankruptcy Code	Annex A
Board	Annex A
Books	Annex A
Business Day	Annex A
Capital Expenditures	Annex A
Capital Lease	Annex A
Capital Lease Obligations	Annex A
Capital Stock	Annex A
Capital Stock Equivalent	Annex A
CFC	Annex A
Claim	Annex A
Claims	8.1
Closing	Annex A
Closing Date	Annex A
Closing Fee	Annex A
Code	Annex A
Common Stock	Annex A
Company	Preamble
Company Indemnifying Persons	8.1
Company SEC Documents	3.5(a)
Contingent Obligation	Annex A
Contract	Annex A
Control	Annex A
Covered Claims	10.7
Covered Entity	Annex A
Crown	Annex A
Disclosure Schedule	Annex A

Annex A

Term:	Section:

Domestic Subsidiary	Annex A
EDGAR	3.5(a)
Environmental Laws	Annex A
Equity Interests	Annex A
Event of Default	9.1
Exchange Act	Annex A
Executive Officer	Annex A
FSHCO	Annex A
GAAP	Annex A
Governing Document	Annex A
Governmental Authority	Annex A
Governmental Order	Annex A
Group Companies	Annex A
Guarantee Agreement	Annex A
Guarantors	Annex A
Hazardous Materials	Annex A
Indebtedness	Annex A
Insolvency Proceeding	Annex A
Intellectual Property	Annex A
Investment	Annex A
Knowledge	Annex A
Law	Annex A
Lien	Annex A
Liquidation Event	Annex A
Losses	Annex A
Material Adverse Effect	Annex A
Material Business Relation	3.21
Material Contracts	3.8
Members of the Immediate Family	Annex A
Mexico	Annex A
Mexico Business Expansion Capital Expenditures	Annex A
Multiemployer Plan	Annex A
Non-Signatory Action	10.7(d)
Notes	Recitals
Obligations	Annex A
Ordinary Course	Annex A
PBGC	Annex A
Pension Benefit Plan	Annex A
Permitted Indebtedness	Annex A
Permitted Investments	Annex A
Permitted Lien	Annex A
Permitted Loans	Annex A
Permitted Protest	Annex A
Permitted Restricted Payments	Annex A

Annex A

Term:	Section:

Person	Annex A
Plan	Annex A
PNC Agreement	Annex A
Pro Rata Percentage	Annex A
Properly Contested	Annex A
Purchase Price	Annex A
Purchaser	Purchaser
Purchaser Expenses	Annex A
Purchaser Indemnified Person	8.1
Purchaser Indemnitors	8.3
Purchaser One	Preamble
Purchaser Representative	Preamble
Purchaser Two	Preamble
Purchasers	Purchasers
Record	Annex A
Registration Rights Agreement	Annex A
Releases	3.14(b)
Representatives	Annex A
Restricted Payment	6.5
Right of Use Asset	Annex A
Sanctioned Country	Annex A
Sanctioned Person	Annex A
Sarbanes-Oxley Act	3.5(a)
Securities Act	Annex A
Senior Credit Documents	Annex A
Senior Debt	Annex A
Senior Lenders	Annex A
Solvent	Annex A
Specified Group Members	Annex A
Subordination Agreement	Annex A
Subsidiary	Annex A
Synthetic Lease Obligations	Annex A
Tax	Annex A
Tax Return	Annex A
Taxes	Annex A
Transaction Documents	Annex A
UCC	Annex A
Underlying Shares	Annex A
WARN Act	3.15(b)
Warrants	Annex A

The following terms shall have the meanings assigned below:

Annex A

“Acquisition” shall mean (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in each case in which the equityholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization or (b) any transaction or series of related transactions to which the Company or any subsidiary thereof is a party in which fifty percent (50%) of voting power of the Company is transferred; provided, that an Acquisition shall not include any consolidation or merger effected exclusively to change the domicile of the Company.

“Action” shall mean any action, audit, suit, proceeding, investigation, arbitration, mediation, claim or charge before or by any court, arbitrator, mediator or Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person at any time: (a) each Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person at such time; (b) each Person who is at such time an officer or director (or comparable manager) of, or direct or indirect beneficial holder of at least ten percent (10%) of any class of the Capital Stock of, such specified Person; (c) each Person that is managed by a common group of Executive Officers and/or directors (or comparable managers) of such specified Person; (d) the Members of the Immediate Family of: (i) each Executive Officer, director (or comparable manager) or holder described in clause (b) and (ii) if such specified Person is an individual, such specified Person; and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least ten percent (10%) of any class of the Capital Stock at such time.

“Anti-Terrorism Laws” shall mean any applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such applicable Laws, all as amended, supplemented or replaced from time to time.

“Asset Transfer” shall mean a sale, lease, exclusive license or other disposition in a single transaction or series of related transactions, of all or substantially all the assets of the Group Companies taken as a whole.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as in effect from time to time, and any successor statute thereto.

“Board” shall mean the board of directors of the Company.

“Books” shall mean all and any Group Company’s books and records (including all of its Records indicating, summarizing or evidencing its assets or liabilities, all of any Group Company’s Records relating to its business operations or financial condition, and all of its goods or general intangibles related to such information).

“Business Day” shall mean any day other than a Saturday, Sunday or other days on which commercial banks in California or New York are authorized or required by Law to close.

Annex A

“Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capital Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of any other Person; provided that, Capital Expenditures shall not include (i) any such expenditures constituting all or a portion of the purchase price in connection with any acquisition permitted under Section 6.2(c), (ii) any such expenditures made in connection with the replacement, substitution, repair, or restoration of any assets to the extent financed (x) with insurance proceeds received by the Company or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (y) with the proceeds of any compensation awarded to the Company or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, (iii) the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by the Company or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for such equipment being traded in, (iv) the purchase price of any property, plant or equipment purchased within 360 days of the consummation of any asset sale or any other sale by the Company or any of its Subsidiaries of any other property, plant, or equipment to the extent purchased with the net cash proceeds of such asset sale or the proceeds of such other sale, in each case in clause (iv) of this definition, to the extent that the Company and its Subsidiaries are permitted to reinvest such proceeds pursuant to the terms and conditions of the Transaction Documents, or (v) any such expenditures in connection with the Right of Use Asset.

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations” of any Person shall mean any Indebtedness represented by obligations under a Capital Lease.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in an entity (other than a corporation).

“Capital Stock Equivalent” shall mean any security that is directly or indirectly convertible, exercisable, or exchangeable into Capital Stock or Capital Stock Equivalents, and any other instrument or Contract which gives a counterparty the right to acquire Capital Stock or Capital Stock Equivalents.

“Claim” shall mean any claim, action, litigation, inquiry, proceeding (arbitral, administrative, legal or otherwise), suit, settlement, stipulation, hearing, charge, complaint, demand or similar matter by any Person, or any audit, examination, inquiry or investigation by a Governmental Authority.

Annex A

“Closing” shall mean the consummation of the purchase and sale of the Notes pursuant to this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Fee” shall mean an amount equal to Three Hundred Twenty Thousand Dollars ($320,000).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share, or any other Capital Stock into which such stock is reclassified or reconstituted.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any underlying Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that the underlying Indebtedness, lease, dividend or other obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (c) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or to maintain working capital or equity capital of such other Person or otherwise to maintain the net worth or solvency of such other Person, (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another, and (iv) any other obligation to otherwise assure or hold harmless the owner of any of the foregoing obligations against loss in respect thereto.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contract” shall mean as to any Person any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, to which such Person is a party or by which any property, business, operation or right of such Person is subject or bound.

“Control” shall mean (and its permutations shall have correlative meanings), with respect to any Person, the power to direct the management, operations, business or policies of such Person.

Annex A

“Covered Entity” shall mean (a) any of the Group Companies and (b) each Person that, directly or indirectly, is in control of a Group Company.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Crown” shall mean His Majesty in right of Canada or any similar applicable Governmental Authority.

“Disclosure Schedule” shall mean the Disclosure Schedule attached as Schedule 1.

“Domestic Subsidiary” shall mean any Subsidiary that is organized in the United States, any State thereof or the District of Columbia.

“Environmental Laws” shall mean all federal, state, provincial, territorial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock or membership interest of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto, and the rules and regulations of the SEC thereunder.

“Executive Officer” shall mean, with respect to any Person, (a) any other Person titled as, or otherwise performing for or on behalf of such Person the functions typically performed by, a chairman, a chairwoman, a chief executive officer, a president, a chief financial officer, a chief technical officer or a chief operating officer (or the equivalents thereof, in the case of non-corporate entities), or (b) any other person in charge of a principal business unit, division or function (such as sales, administration or finance) of, or who performs a policy making function for, such first Person.  For avoidance of doubt but without limiting the foregoing definition, as of the date hereof, each of the following Persons is an Executive Officer: Selwyn Joffe, David Lee, Richard Mochulsky, Doug Schooner, Kamlesh Shah and Juliet Stone.

Annex A

“GAAP” shall mean generally accepted accounting principles in effect within the United States, consistently applied.

“Governing Documents” shall mean, with respect to any Person, the articles or certificate of incorporation, articles of certificate of formation, certificate of organization, by-laws, limited liability company operating agreement, shareholders agreement, partnership agreement, trust agreement and/or other organizational documents of such Person.

“Governmental Authority” shall mean any foreign, federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” shall mean, as of a particular time, the Company and each Subsidiary of the Company as of such time.

“Guarantee Agreement” shall mean that certain Guarantee Agreement, dated as of the date hereof, by and among the Company and Guarantors, in the form attached hereto as Exhibit E.

“Guarantors” shall mean, collectively, the Company’s present and future, direct or indirect Domestic Subsidiaries.

“Hazardous Materials” shall mean any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course that are not overdue by more than sixty (60) days from its due date and that are not being contested in good faith), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock or Capital Stock Equivalents of such Person, including the estimated potential cost of all obligations to make future payments for any such Capital Stock or Capital Stock Equivalents (such as earn-out or similar payments), (h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and Contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) the maximum redemption value of any Capital Stock or Capital Stock Equivalents of such Person or its Subsidiaries held by any Person other than such Person and its wholly-owned Subsidiaries, and (k) all guarantees of items which would be included within this definition (regardless of whether such items would appear on a balance sheet).

Annex A

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), tradename, service mark, copyright, copyright application, trade name, mask work, trade secrets, design or industrial right, assumed name or license or other right to use any of the foregoing under applicable Law.

“Investment” shall mean (a) any direct or indirect purchase or other acquisition by any Group Company of any beneficial interest in the Capital Stock or Capital Stock Equivalents of any other Person or (b) any direct or indirect loan, advance or capital contribution by any Group Company to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or the provision of services to that other Person in the Ordinary Course.

“Knowledge” means, with respect to the Company, the actual knowledge, following due inquiry of direct reports, of Selwyn Joffe and David Lee; and, with respect to the Group Companies, the actual knowledge, following due inquiry of direct reports, of Selwyn Joffe and David Lee.

“Law” shall mean any federal, state or local law (statutory or otherwise), ordinance, regulation, rule, code, constitution, treaty, convention, ruling, administrative opinion, sub-regulatory requirement or other requirement enacted, adopted, promulgated or applied by or on behalf any Governmental Authority, any Governmental Order, and applicable common law.

“Lien” shall mean any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest is based on the common law, statute, or Contract, whether such interest is recorded or perfected, and whether such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

Annex A

“Liquidation Event” shall mean an Acquisition or Asset Transfer or a liquidation, dissolution or winding up of the Company.

“Losses” shall mean any and all claims, damages, decline or diminution in value, judgements, liabilities, losses (including punitive, exemplary, consequential or indirect damages and liabilities of any kind), lost profits, penalties, settlement payments, arbitration awards, Taxes and costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims or enforcing rights to indemnification hereunder), in each case, whether or not involving a third party claim.

“Material Adverse Effect” shall mean any development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has caused, or would reasonably be expected to cause, a material adverse change in or effect on: (a) the condition (financial or otherwise), results of operation, assets, liabilities, management, prospects or value of the Group Companies, taken as a whole, (b) the validity, integrity or enforceability of any provisions of the Transaction Documents or the rights and remedies of any Purchaser thereunder, (c) the ability of any Group Company to perform its obligations under the Transaction Documents, or (d) the ability of any Purchaser to enforce its material rights or remedies under the Transaction Documents.  However, any development, event, occurrence, fact, condition, circumstance or change shall not constitute a “Material Adverse Effect” if arising out of or attributable to:  (i) general economic or political conditions; (ii) conditions generally affecting the industries in which any Group Company operates; or (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided, that any development, event, occurrence, fact, condition, circumstance or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such a development, event, occurrence, fact, condition, circumstance or change has had a disproportionate effect on the Group Companies, taken as a whole, compared to other participants in the industries in which the Group Companies operate.

“Mexico” shall mean the United Mexican States.

“Mexico Business Expansion” shall mean the (i) transfer of specified business operations from the United States to Mexico, (ii) transitioning of certain operations from the existing Mexican facility to the additional Mexican facilities, (iii) the build-out of the additional Mexican facilities and (iv) the build-out of other product lines in the Ordinary Course.

“Mexico Business Expansion Capital Expenditures” shall mean Capital Expenditures related to the Mexico Business Expansion.

“Members of the Immediate Family” shall mean, with respect to any individual: (a) such Person’s spouse; (b) each parent, brother, sister, child, or grandchild of such Person or such Person’s spouse; (c) the spouse of any Person described in clause (b) above; (d) each child of any Person described in clauses (a) through (c) above; (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above; and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

Annex A

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Obligations” shall mean all loans evidenced by the Notes and all advances, debts, principal, interest (including any interest that, but for the provisions of applicable law, would have accrued), premiums, liabilities, obligations, fees, charges, costs, Purchaser Expenses (including any fees or expenses that, but for the provisions of the applicable law, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any of the Group Companies to the Purchasers pursuant to, in connection with, or evidenced by, the Transaction Documents and irrespective of whether for the payment of money or otherwise, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due, obligations under Transaction Documents and all Purchaser Expenses that any Group Company is required to pay or reimburse under the Transaction Documents, by law, or otherwise.  Any reference in the Transaction Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Ordinary Course” shall mean, with respect to an action taken by a Person, that such action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of managers or directors (or equivalent governing body) or members, stockholders or other equityholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.  No violation of Law or Contracts shall be deemed in the Ordinary Course.

“PBGC” shall mean the Pension Benefit Guaranty Corporation (as defined in Title IV of ERISA).

“Pension Benefit Plan” shall mean a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Section 302 and Title IV of ERISA.

“Permitted Disposition” shall mean the following: (a) any sales of inventory and scrap in the Ordinary Course; (b) sale of receivables pursuant to a factoring arrangement or similar financing arrangement; (c) dispositions of obsolete or worn-out equipment in the Ordinary Course; (d) dispositions consisting of non-exclusive license agreements with respect to Intellectual Property in the Ordinary Course; (e) dispositions of equipment or property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property; (f) dispositions of property in the form of an Investment otherwise permitted hereunder; (g) dispositions permitted by Section 6.1 or Section 6.8; (h) any loss of property as a result of theft, loss, physical destruction or damage, or a taking or similar event; (i) dispositions not otherwise permitted under this definition; provided, that (i) at the time of such disposition, no Default or Event of Default shall exist or would result from such disposition, (ii) the book value of any property disposed of in reliance of this clause (i) shall not exceed Five Hundred Thousand Dollars ($500,000) and all property disposed of in reliance of this clause (i) shall not exceed Two Million Dollars ($2,000,000) in any fiscal year, (iii) such disposition is for fair market value and (iv) not less than fifty percent (50%) of the purchase price for such asset shall be paid in cash.

Annex A

“Permitted Indebtedness” shall mean:

(a)          the Obligations;

(b)          the Senior Debt;

(c)         any other Indebtedness existing on the Closing Date and the extension of maturity, refinancing or modification of the terms thereof; provided, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Company and the Purchasers than the terms of the Indebtedness being extended, refinanced, or modified and (ii) after giving effect to such extension, refinancing, or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing, or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(d)         Indebtedness evidenced by Capital Lease Obligations entered into in order to finance Capital Expenditures made by the Group Companies that are permitted under Section 6.4;

(e)          Indebtedness permitted by clause (e) of the definition of Permitted Liens;

(f)          Indebtedness among the Company and the Guarantors (or any other Group Company that becomes a Guarantor concurrently with the incurrence of any Indebtedness by the Company or any Guarantor from such Group Company);

(g)          Indebtedness incurred in the Ordinary Course under performance, surety, statutory, customs and appeal bonds;

(h)         Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Group Companies, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(i)         the incurrence by any Group Company of Indebtedness under any interest rate or foreign currency hedges that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Group Company’s operations and not for speculative purposes;

Annex A

(j)         unsecured Indebtedness of the Group Companies in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any one time outstanding in connection with tenant improvements at 2929 California Street, Torrance, California;

(k)         additional unsecured Indebtedness of the Group Companies in an aggregate principal amount not to exceed Four Million Dollars ($4,000,000) at any one time outstanding;

(l)          any guarantees of Indebtedness (i) made in the Ordinary Course up to an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), (ii) by one or more Group Companies of the Indebtedness or obligations of any other Group Company to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement, and (iii) the endorsement of checks in the Ordinary Course; and

(m)       obligations of the Group Companies for earnouts in respect of acquisitions not to exceed Ten Million Dollars ($10,000,000) in an aggregate principal amount outstanding at any time.

“Permitted Investments” shall mean:

(a)          Investments in cash and cash equivalents;

(b)          Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course;

(c)          advances made in connection with purchases of goods or services in the Ordinary Course;

(d)         Investments received in settlement of amounts due to any Group Company effected in the Ordinary Course or owing to any Group Company as a result of any Insolvency Proceeding involving a customer or upon the foreclosure or enforcement of any Lien in favor of the Group Companies;

(e)          Investments existing on the Closing Date;

(f)          hedging agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the operations of the Group Companies and not for speculative purposes;

(g)         Investments held in securities accounts specifically and exclusively used for maintaining funds pursuant to that certain Nonqualified Deferred Compensation Plan of MPA, dated as of May 14, 2008;

(h)          Investments in the Company or any Guarantor;

(i)          Investments made in connection with any acquisition permitted under Section 6.2(c);

(j)          Permitted Loans; and

Annex A

(k)         so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments to Persons who are not Group Companies in an aggregate amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) at any time outstanding.

“Permitted Liens” shall mean

(a)          Liens securing Senior Debt;

(b)          Liens for Taxes the payment of which is not required under Section 5.4;

(c)          inchoate or statutory Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, subcontractor’s, and other similar Liens arising in the Ordinary Course and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being Properly Contested;

(d)         Liens existing on the Closing Date; provided, that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (c) of the definition of Permitted Indebtedness;

(e)         (i) purchase money Liens on equipment acquired or held by any Group Company in the Ordinary Course to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, that (A) no such Lien shall extend to or cover any other property of any Group Company and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding Two Million Five Hundred Thousand Dollars ($2,500,000);

(f)         deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (iii) obligations on surety or appeal bonds and other obligations of a like nature, but only to the extent such deposits or pledges are made or otherwise arise in the Ordinary Course and secure obligations not past due or that are being Properly Contested;

(g)        easements, rights-of-way, servitudes, zoning restrictions and similar encumbrances on any real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Group Company in the normal conduct of such Person’s business;

(h)        Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related arrangement entered into in the Ordinary Course, (ii) on fixtures to the real property leased or subleased from such landlord, and (iii) for amounts not yet due or that are being Properly Contested;

Annex A

(i)          Liens on real property or equipment securing Indebtedness permitted by clause (d) of the definition of Permitted Indebtedness;

(j)          the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not reduce the value of the property of the Person or materially interfere with the use of such property in the operation of the business of the Person;

(k)          applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not reduce the value of the property of the Person or materially interfere with the use of such property in the operation of the business of the Person;

(l)          the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(m)         non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights, licenses or sublicenses, leases or subleases with regard to any other property granted to third parties in the Ordinary Course;

(n)          the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(o)          judgment liens (other than for the payment of Taxes) securing judgments and other proceedings not constituting an Event of Default;

(p)          (i) Liens in favor of collecting banks arising under Section 4-210 of the UCC or with regard to collecting banks located in the State of New York under Section 4-208 of the UCC and (ii) rights of setoff or other liens in favor of banks or other financial institutions, arising as a matter of law encumbering deposits or other funds maintained with such financial institution incurred in the Ordinary Course;

(q)          Liens granted in the Ordinary Course on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(r)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(s)        to the extent constituting Liens, the filing of UCC or PPSA financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases, consignment of goods, or sale of receivables pursuant to a factoring arrangement or similar financing arrangement;

Annex A

(t)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the purchase on consignment of cores, as the case may be, entered into by a Group Company in the Ordinary Course;

(u)          Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided, that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Liens shall not apply to any other property or assets of a Group Company, (iii) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof and (iv) the liens on real property or equipment securing Indebtedness permitted by clause (d) of the definition of Permitted Indebtedness; and

(v)         additional Liens so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto (for all the Group Companies) exceeds Three Million Dollars ($3,000,000) at any one time

“Permitted Loans” shall mean: (a) the extension of trade credit by a Group Company to its customers in the Ordinary Course in connection with a sale of inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course not to exceed as to all such loans the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding; and (c) loans among the Company and the Guarantors.

“Permitted Protest” shall mean the right of any Group Company, as applicable, to protest any Lien, Taxes, or rental payment; provided, that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently by each Group Company, as applicable, in good faith.

“Permitted Restricted Payments” shall mean any of the following: (a) Restricted Payments made by a Group Company to one or more other Group Companies that directly owns Capital Stock in such Group Company, ratably according to their respective holdings of the type of Capital Stock in respect of which such dividend or distribution is being made; (b) Restricted Payments by any Group Company payable solely in the Capital Stock of such Group Company; (c) so long as no Default shall exist or result therefrom, repurchases by the Company of its Capital Stock and/or stock options and/or dividends in an amount up to Twenty Million Dollars ($20,000,000) in the aggregate for such repurchases and/or dividends in any fiscal year (it being understood that with respect to any unused amounts in any fiscal year, an amount equal to fifty percent (50%) of the unused amount from such fiscal year may be carried forward to the immediately subsequent fiscal year; provided, that during such subsequent fiscal year, the Company shall utilize the permitted amount for such fiscal year before using any carried over amount); and (d) so long as no Default shall exist or result therefrom, any Restricted Payment in an amount not otherwise permitted by this definition, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year.

Annex A

“Person” shall mean any natural person, corporation, limited liability company, limited partnership, general partnership, limited partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether they are legal entities or Governmental Authorities.

“Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“PNC Agreement” shall mean that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 5, 2018, by and among PNC Bank, National Association, as lender and as agent, Motorcar Parts of America, Inc., as US Borrower, and D&V Electronics Ltd., Dixie Electric Ltd., and Dixie Electric Inc., as the Canadian Borrowers, as amended.

“Properly Contested” shall mean a legal issue is properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

“Pro Rata Percentage” shall mean 91.7827286486438% for Purchaser One and 8.2172713513562% for Purchaser Two.

“Purchase Price” shall mean Thirty-Two Million Dollars ($32,000,000).

“Purchaser Expenses” shall mean any and all costs and expenses incurred by or on behalf of the Purchaser Representative or any Purchaser pursuant to, in respect of or otherwise in connection with the transactions contemplated by the Transaction Documents including all (a) costs or expenses (including Taxes and insurance premiums) required to be paid by a Group Company under any of the Transaction Documents that are paid or incurred by or on behalf of the Purchaser Representative or any Purchaser, (b) fees or charges paid or incurred by the Purchaser Representative or any Purchaser in connection with its transactions with the Group Companies, including attorneys’ fees and expenses, public record searches (including Tax lien and litigation and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal, and environmental audits, (c) costs and expenses incurred by Purchaser Representative or any Purchaser in the disbursement of funds to or for the account of the Group Companies (by wire transfer or otherwise), (d) charges paid or incurred by the Purchaser Representative or any Purchaser resulting from the dishonor of checks, (e) Losses paid or incurred by or on behalf of the Purchaser Representative or any Purchaser to correct any default or enforce any provision of the Transaction Documents (f) audit or consulting fees and expenses of the Purchaser Representative or any Purchaser, (g) Losses from third party claims or any other suit paid or incurred by or on behalf of the Purchaser Representative or any Purchaser in enforcing or defending the Transaction Documents or in connection with the transactions contemplated by the Transaction Documents or the Purchaser Representative’s or any Purchaser’s relationship with any Group Company or any guarantor of the Notes, (h)  the Purchaser Representative’s or any Purchaser’s fees and expenses (including attorneys’ fees) incurred in connection with advising, structuring, drafting, reviewing or administering, the Transaction Documents, (i) fees and expenses incurred by the Purchaser Representative or any Purchaser (including attorneys’ fees) incurred in amending the Transaction Documents or in terminating, enforcing (including attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Group Company or in exercising rights or remedies under the Transaction Documents), or defending the Transaction Documents, irrespective of whether suit is brought, (j) all costs and expenses incurred by the Purchaser Representative or any Purchaser (including attorneys’ fees) in connection with the monitoring of the Notes, including any related Taxes and fees in connection thereto, (k) all costs and expenses incurred by the Purchaser Representative or any Purchaser in connection with currency conversion costs, hedging costs, hedging breakage costs or fees, and any penalties, costs or fees incurred by the Purchaser Representative or any Purchaser as a result of its own internal hedging activities that were entered into by the Purchaser Representative or any Purchaser to hedge its actual or potential risks or Losses under the Transaction Documents, (l) all costs and expenses of the Purchaser Representative or any Purchaser from due diligence, syndication, distribution, rating agency, messenger, audit, insurance, search, filing and recording fees in connection with any of the foregoing expense and (m) fees and expenses incurred by the Purchaser Representative or any Purchaser (including reasonable attorneys’ fees) in connection with a Liquidation Event.

Annex A

“Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Registration Rights Agreement” shall mean a registration rights agreement in the form of Exhibit F to be entered into by the Company and the Purchasers.

“Representatives” shall mean, as to any Person, such Person’s directors, managers, officers, members, stockholders, equityholders, partners, employees, agents or representatives (including attorneys, accountants and financial advisors).

“Right of Use Asset” shall mean the non-monetary asset in connection with the adoption of ASC 842 effective April 1, 2019.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Senior Credit Documents”  shall mean the PNC Agreement, and other documents, certificates and instruments entered into or executed therewith, or any loan documents entered into with any other senior secured credit facility that refinances and/or replaces the financing provided pursuant to the Senior Credit Documents.

Annex A

“Senior Debt” shall mean all Indebtedness outstanding under the Senior Credit Documents and any Indebtedness under any other senior secured credit facility that refinances and/or replaces the financing provided pursuant to the Senior Credit Documents.

“Senior Lenders” means any lender (and any agent for the lenders) under the Senior Debt.

“Solvent” shall mean, with respect to any Person, as of any date of determination: (a) the amount the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured; (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; (d) such Person will be able to pay its debts as they mature; and (e) such Person is not insolvent within the meaning of any applicable Law.  For purposes of this definition, (i) “debt” shall mean the maximum potential liability arising from a “claim,” and (ii) “claim” shall mean any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Group Members” shall mean (a) Motorcar Parts of America, Inc., D&V Electronics Ltd., Dixie Electric Ltd., and Dixie Electric Inc. and (b) any other direct or indirect Subsidiary of the Company which at any time becomes a Guarantor hereunder or a guarantor under the Senior Credit Documents.

“Subordination Agreement” shall mean that certain Subordination Agreement, dated as of date hereof, by and among PNC Bank, National Association, Bison Capital Partners VI, L.P., Bison Capital Partners VI-A, L.P., the Company and the other parties thereto, in the form attached hereto as Exhibit G, as amended.

“Subsidiary” of a Person shall mean a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly (including through one or more Subsidiaries) owns or controls the Capital Stock having ordinary voting power to elect a majority of the board of directors or managers (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Synthetic Lease Obligations” shall mean all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or Tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

Annex A

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any kind of obligations under any agreements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” shall mean, collectively, (a) this Agreement, (b) the Guarantee Agreement, (c) the Notes, (d) the Registration Rights Agreement, (e) the Subordination Agreement, (f) the Warrants and (g) without limiting the foregoing, such other documents, certificates and instruments to be entered into by any Group Company or any owner or Executive Officer thereof in connection with the Closing.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Underlying Shares” means the Common Stock issuable upon conversion of the Notes.

“Warrants” shall mean those certain Warrants, dated as of the date hereof, by and between the Company and each Purchaser, in the form attached hereto as Exhibit H.

Annex A

Exhibit A

Form  of Convertible Promissory Note

Exhibit B

Secretary’s Certificate

Exhibit C

Officer’s Certificate  (Solvency)

Exhibit D

Officer’s Certificate (Projections)

Exhibit E

Guarantee Agreement

Exhibit F

Registration Rights Agreement

Exhibit G

Subordination Agreement

Exhibit H

Warrants

Schedule 1